Exhibit 10.16
RESTRICTED STOCK UNIT AGREEMENT
For Grantees Located Inside the United States

Awarded to: participant name
Grant Date: grant date
Number of Shares: shares

This Restricted Stock Unit Agreement (“Award”) is made between FLIR Systems, Inc., an Oregon corporation (“the Company”) and you, an employee or consultant of the Company or one of its Subsidiaries (“Grantee”).

The Company sponsors the FLIR Systems, Inc. 2011 Stock Incentive Plan (the “Plan”). The Plan governs the terms of this Award and controls in the event of any ambiguity. A copy of the Plan as amended can be found on the Company intranet or may be obtained by contacting the Company's Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. By signing this Award, you acknowledge that you have obtained and reviewed a copy of the Plan. When used herein, the capitalized terms that are defined in the Plan shall have the meanings given to them in the Plan, including the term “Committee,” which means the Compensation Committee of the Company's Board of Directors.

This Award entitles Grantee to receive the above-stated number of shares of the Company's Common Stock (“Shares”) under the Plan. This Award is subject to the Plan and the terms and conditions set forth below.

Your failure to execute this Agreement within 180 days of the Grant Date may result in its cancellation.

In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:

1.No Rights as Shareholder Prior to Issuance and Delivery of Shares. Grantee shall not be deemed for any purpose to be a shareholder of the Company as to any Shares subject to this Award until the Shares have been issued and delivered to Grantee in accordance with the Plan and this Award.

2.Vesting. The Shares subject to this Award shall vest as follows: one-third thirteen months after the Grant Date, one-third on the second anniversary of the Grant Date, and one-third on the third anniversary of the Grant Date. Once the Shares vest, the Company shall issue and deliver a stock certificate for a corresponding number of Shares to Grantee.

3.Rights of Grantee with Respect to Shares Delivered. Grantee shall enjoy all shareholder rights with respect to Shares that have been issued and delivered and such Shares shall no longer be subject to the terms of the Plan or this Award.

4.Termination of Service. In the event that Grantee's employment and consultancy with the Company and its Subsidiaries terminates for any reason other than death or a Qualifying Disability, as defined in Section 5, including a termination due to retirement, this Award shall immediately expire and no additional Shares shall be issued and delivered to Grantee pursuant to this Award. The date of termination of Grantee's employment or consultancy for purposes of the Plan shall be determined by the Committee, which determination shall be final.

5.Death or Qualifying Disability. In the event of Grantee's death or termination of employment and consultancy with the Company and its Subsidiaries as a result of Grantee's Qualifying Disability, this Award shall immediately vest. For purposes of this Award, a “Qualifying Disability” shall mean a Disability, as defined below, which the Committee determines is expected to prevent the Grantee from thereafter engaging in any gainful employment. For purposes of this Award, a “Disability” shall mean a total and permanent disability as defined in section 22(e)(3) of the Code. The determination of whether Grantee's Disability is a Qualifying Disability shall be made by the Committee in its sole discretion, and such determination shall be final.

6.Nontransferability of this Award. This Award may not be sold, transferred, assigned, pledged, or encumbered and any such attempted action shall be void.

7.Withholding Taxes. The vesting and issuance of Shares to Grantee is a taxable event for which the Company is obligated to withhold taxes. Grantee agrees to pay to the Company an amount sufficient to provide for any federal, state, and local withholding taxes, including FICA taxes, in connection with the issuance and delivery of any Shares by the Company to Grantee. Grantee may satisfy this withholding obligation by electing in writing (i) to transfer from Grantee's Fidelity cash account an amount sufficient to satisfy the withholding obligation, or (ii) have Company withhold from the Shares otherwise to be delivered to Grantee that number of Shares that would satisfy the withholding obligation. In the absence of a timely election by Grantee, the Committee will use option (ii).

If the Committee withholds Shares to satisfy the withholding obligation, the following rules apply:

(a)The value of the Shares withheld or transferred must equal (or exceed by at most a fractional Share) the minimum withholding obligation.

(b)The value of the Shares withheld or transferred shall be the Fair Market Value determined as of the vesting date.

(c)The election is subject to the consent or disapproval of the Committee.

8.Exclusion of Shares from Compensation. Shares issued and delivered to Grantee pursuant to the Plan will not constitute compensation to Grantee for purposes of any retirement, life insurance or other employee benefit plan of the Company.

9.Termination of Award. This Award shall terminate when no further Shares may be delivered to Grantee pursuant to this Award.

10.Governing Law. This Award is governed by, and subject to, the laws of the State of Oregon, as provided in the Plan.

For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the appropriate state or federal courts of Oregon.

11.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or to participation in the Plan or to future Awards that may be granted under the Plan by electronic means or to request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

FLIR SYSTEMS, INC.                GRANTEE

/s/ Earl R. Lewis

Earl R. Lewis                        Name
Chairman, President and Chief Executive Officer    Signed Electronically